EXHIBIT 99

                 ADMIRALTY BANCORP REPORTS THIRD QUARTER RESULTS

PALM BEACH GARDENS, Fla.--Oct. 26, 1999--

Total Loans Increased 168.6%
Total Deposits Increased 136.5%
Total Assets Increased 94.5%

Admiralty Bancorp, Inc., (NASDAQ NM: AAABB) parent company of Admiralty Bank announced today its results for the third quarter of 1999. Admiralty Bancorp reported a third quarter net profit of $63,000, or $0.03 per share, and a year-to-date profit of $119,000, or $0.05 per share, compared to a loss of $91,000, or $0.08 per share, and profit of $66,000 or, $0.02 per share for the respective periods one year ago. For the third quarter of 1999, the Company's total interest income increased 109% over the third quarter of 1998, to $2,149,000 from $1,027,000. This increase reflects the dramatic increase in the Company's earning assets as the management team continued their focus on core growth. The Company's interest expense increased 137% over the third quarter of 1998, to $658,000 from $277,000 as a result of a 135.6% increase in total deposits. The increase in deposits was accomplished along with an improvement in the deposit mix, as the company focused on the origination of demand deposits. The Company was also successful in maintaining a relatively low cost of funds for the three months ended September 30, 1999 when the company's cost of funds was 2.75% as compared to a cost of funds of 2.62% for the comparable period of 1998.

The dramatic growth in assets and deposits over the past twelve months is demonstrated as follows:

                           9/30/98          9/30/99            % Increase
                           -------          -------            ----------
 Total Loans               $ 33.4 million   $  89.7 million    + 168.6%

 Total Deposits            $ 45.0 million   $ 106.4 million    + 136.5%

 Total Assets              $ 65.0 million   $ 126.4 million    +  94.5%

The Company has demonstrated the ability to achieve rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $152,000 and $319,000 in the three months and nine months ended September 30, 1999. The $152,000 pre-tax income for the quarter is net of $134,000 in depreciation and amortization expenses and $232,000 provision to the allowance for loan losses. The $319,000 year to date pre-tax income is net of $411,000 in depreciation and amortization expenses and $304,000 provision to the allowance for loan losses.


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Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated, "Everyone associated with Admiralty Bank is very pleased to see our plans and hard work coming to fruition. We have already surpassed our original growth goals for the end of 1999 and we remain highly motivated. Our success over the last twelve months has proven the need in our market for a commercial bank focused on personal service. We are very encouraged by our future prospects and will continually strive to exceed the expectations of our customers and our shareholders."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and three branch offices located in Boca Raton, Juno Beach and Jupiter, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

CONTACT:          Admiralty Bancorp, Inc.
                  Ward Kellogg, 561/624-4701
                  or Melisa Kratz, 561/624-4701
                  or
                  Investor Relations:
                  L.G. Zangani, LLC
                  Leonardo G. Zangani, 908/788-9660
                  or Jeanne Ferrari, 908/788-9660



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